Exhibit 4.1

FIRST AMENDMENT TO

STOCKHOLDERS’ AGREEMENT

THIS FIRST AMENDMENT TO STOCKHOLDERS’ AGREEMENT (this “Amendment”) is made effective as of February 28, 2018 (the “Effective Date”) by and among Engility Holdings, Inc., a Delaware corporation (the “Company”), Birch Partners, LP, a Delaware limited partnership (the “Stockholder”), KKR 2006 Fund L.P. (“KKR”) and General Atlantic Partners 85, L.P. (“General Atlantic”).

WHEREAS, the Company, the Stockholder, KKR, General Atlantic and the other parties thereto are parties to that certain Stockholders’ Agreement, dated as of February 26, 2015 (the “Agreement”); and

WHEREAS, the Company, the Stockholder, KKR and General Atlantic desire to amend the Agreement as set forth in this Amendment.

NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions set forth herein, the parties to this Amendment hereby covenant and agree as follows:

1.Amendment to the Agreement.  Subsection (a) of Section 3.4 of the Agreement is hereby deleted and replaced in its entirety by the following:

“(a) As of the date hereof and for so long as either the GA Investors or the KKR Investors Beneficially Own at least 25% of the shares of Common Stock as it Beneficially Owned on the date hereof, as adjusted for any stock split, reverse stock split or similar transaction, the Board shall be comprised of at least eleven (11) and no more than fourteen (14) directors. Subject to Section 3.4(c)-(h), the members of the Board shall include four (4) Stockholder nominees (the “Stockholder Nominees”). For purposes of this Section 3.4, prior to any Distribution, the GA Investors and the KKR Investors will each be deemed to Beneficially Own that amount of Common Stock that they would receive in a Distribution.”

2.All capitalized terms that are not defined in this Amendment shall have the meaning ascribed to them in the Agreement.

3.Except as set forth in this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is conflict between this Amendment and the Agreement, the terms of this Amendment will prevail.

4.This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5.This Amendment shall be governed by the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

[First Amendment to Stockholders’ Agreement – Engility Holdings, Inc.]

ENGILITY HOLDINGS, INC.

By: /s/ Thomas O. Miiller

Name: Thomas O. Miiller

Title: Senior Vice President, General Counsel, and Corporate Secretary

BIRCH PARTNERS, LP

By: Birch GP, LLC, its general partner

By: /s/ Brittany Bagley

Name: Brittany Bagley

Title: Manager

KKR 2006 FUND, L.P.

By: KKR Associates 2006 L.P., its general partner

By: KKR 2006 GP LLC, the general partner of KKR Associates 2006 L.P.

By: /s/ William J. Janetschek

Name: William J. Janetschek

Title: Chief Financial Officer

GENERAL ATLANTIC PARTNERS 85, L.P.

By: General Atlantic GenPar, L.P., its general partner

By: General Atlantic LLC, its general partner

By: /s/ Thomas J. Murphy

Name: Thomas J. Murphy

Title: Managing Director

[First Amendment to Stockholders’ Agreement – Engility Holdings, Inc.]